P R O S P E C T U S

                             THE VINCAM GROUP, INC.

                         637,500 SHARES OF COMMON STOCK
                            PAR VALUE $.001 PER SHARE

         The shareholders of The Vincam Group, Inc. listed on page 10 are offering and selling 637,500 shares of Vincam common stock under this prospectus. Vincam will not receive any of the proceeds from the sale of the shares by the selling shareholders. Vincam will pay the costs of the registration of the shares offered and sold by the selling shareholders, estimated to be approximately $29,000.

         The shares of Vincam common stock being offered and sold by the Gatsas Family Limited Partnership and Theodore L. Gatsas were issued by Vincam in December 1997 when Vincam acquired Staffing Network, Inc. in exchange for a total of 1,800,000 shares of Vincam common stock. In connection with that acquisition, Vincam agreed to register for resale in three equal installments the 1,800,000 shares of Vincam common stock issued in the acquisition. The 600,000 shares being offered and sold by the Gatsas Family Limited Partnership and Theodore L. Gatsas under this prospectus are the second installment.

         Willard S. Finkle, Jr. and John J. Piscioniere acquired their shares of Vincam common stock in January 1998 when Vincam acquired Corporate Staff Services, Inc. in exchange for a total of 150,000 shares of Vincam common stock. In connection with that acquisition, Vincam agreed to register the 150,000 shares of Vincam common stock issued to Mr. Finkle and Mr. Piscioniere in four installments. The 37,500 shares being offered and sold by Mr. Finkle and Mr. Piscioniere under this prospectus are the second installment.

         The selling shareholders may offer and sell their Vincam common stock through public or private transactions and may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices. The selling shareholders may also transfer their shares in other ways. See "Plan of Distribution."

         The selling shareholders and any brokers and dealers involved in sales of the shares of Vincam common stock offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to those brokers and dealers may be regarded as underwriters' compensation. See "Risk Factors -- Possible Lack of Financial Resources of Selling Shareholders."

         Vincam's common stock is traded on the Nasdaq National Market under the symbol VCAM. On October 29, 1998, the closing price of one share of Vincam Common Stock was $15.19.

         SEE "RISK FACTORS" STARTING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF VINCAM COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS.

         THE SHARES OF VINCAM COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER 11, 1998.


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                                   THE COMPANY

         Vincam provides small and medium-sized businesses with an outsourcing solution to the complexities and costs related to employment and human resources. According to Staffing Industry Analysts, Inc., Vincam was one of the ten largest professional employer organizations (or PEOs) in the industry in 1996, based on 1996 revenues. The Company's integrated employment-related services consist of human resource administration, employment regulatory compliance management, workers' compensation coverage, health care and other employee benefits. The Company establishes a co-employer relationship with its clients and contractually assumes substantial employer responsibilities with respect to worksite employees. The Company believes its services assist business owners in: (i) managing costs associated with workers' compensation, health insurance coverage, workplace safety programs, and employee-related litigation,
(ii) providing employees with competitive health care and related benefits that are more characteristic of large employers, and (iii) reducing the time and effort required by business owners and executives to deal with the increasingly complex legal and regulatory environment affecting employment. As of September 30, 1998, the Company provided professional employer services to approximately 2,150 client organizations with over 45,000 worksite employees, primarily in Florida, Georgia, Colorado, Michigan and New England. Vincam was incorporated in Florida in September 1984 as "Human Power Resources, Inc.," and changed its name to "The Vincam Group, Inc." in 1989. The Company's corporate headquarters are located at 10200 Sunset Drive, Miami, Florida 33173, and its telephone number is
(305) 630-1000.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS (CAUTIONARY STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
                                    OF 1995)

         This prospectus and some of the disclosure and analysis incorporated by reference into this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements use words such as "will result," "are expected to," "will continue," "is anticipated," "believes," "estimated," "intends," "plans," "projection" and "outlook," and other words of similar meanings. Any statements using those words involve estimates, assumptions, and uncertainties which could cause actual results to differ materially from those expressed in those forward-looking statements. Any or all of our forward-looking statements in this prospectus and in any documents incorporated by reference into this prospectus may turn out to be wrong. They can be affected by inaccurate estimates or assumptions that we may make or by known or unknown risks and uncertainties. You should carefully read this prospectus, and particularly the risk factors set forth in this prospectus under "Risk Factors" for more information. Many factors discussed under "Risk Factors" will be important in determining future results, including the effects of various governmental regulations, the fluctuation of the Company's direct costs and the effectiveness of the Company's acquisition strategy. Consequently, no forward-looking statement can be guaranteed. You should not place undue reliance on any forward-looking statements contained in this prospectus.

         We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the degree to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the SEC.

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                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of Vincam common stock.

POTENTIAL FOR UNFAVORABLE INTERPRETATION OF GOVERNMENT REGULATIONS

         The Company's operations are affected by many federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. By contracting with client companies to form an employment relationship with worksite employees who work at client company locations, the Company assumes certain obligations and responsibilities of an employer under these laws. Many of the laws related to the employment relationship were enacted before the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses. These laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning such relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986 include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans provided by the Company and other alternative employers. The unfavorable resolution of these unsettled issues could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

         In addition, existing laws and regulations may be interpreted more broadly in the future so as to apply to the Company's existing activities. New laws and regulations may be enacted with respect to the Company's activities. Either of these events could have a material adverse effect on the Company's business, financial condition, results of operations and liquidity.

FAILURE TO MANAGE INTERNAL GROWTH OR TO INTEGRATE ACQUISITIONS

         The Company has experienced significant internal growth and growth through acquisitions. The Company intends to continue to pursue an acquisition strategy. Acquisitions may result in potentially dilutive issuances of equity securities and may materially adversely affect the Company's operating results due to

         /bullet/ significant transaction expense
         /bullet/ increased interest and amortization expense
         /bullet/ increased depreciation expense, and
         /bullet/ decreased operating income.

         Acquisitions also involve other risks, including

         /bullet/ increases in costs due to competition for acquisition targets /bullet/ difficulties in integrating the acquired operations
         /bullet/ diversion of management resources, and /bullet/ the risks associated with entry into new markets.

         Although the Company has acquired five PEOs since July 1996, there is a risk that

         /bullet/ other suitable acquisition candidates may not be found in the future
         /bullet/ the Company may not have or be able to obtain the necessary financing to complete acquisitions
         /bullet/ acquisitions may not be available on favorable terms to the
                  Company, and
         /bullet/ any acquired companies may not be successfully integrated into the Company's operations.

         The Company's growth may place a significant strain on the Company's management, financial, operating and technical resources. Management skills, personnel, information systems and other resources and systems currently in place may not be adequate to implement the Company's acquisition strategy or to accommodate the Company's internal growth. The Company's failure to manage growth effectively or to implement its acquisition

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

strategy could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

RISKS ASSOCIATED WITH EXPANSION INTO ADDITIONAL STATES

         The Company operates primarily in Florida, Michigan, New England, Colorado and Georgia. Operations in those areas accounted for the following percentages of revenues for 1997 and the nine months ended September 30, 1998:

YEAR ENDED DECEMBER 31, 1997            NINE MONTHS ENDED SEPTEMBER 30, 1998
----------------------------            ------------------------------------
Florida           47%                   Florida                     49%
Michigan          21%                   Michigan                    22%
New England       12%                   New England                 13%
Colorado           9%                   Colorado                    47%
Georgia            9%                   Georgia                      8%

         Future growth of the Company's operations depends, in part, on its ability to offer its services to prospective clients in additional states. In order to operate effectively in a new state, the Company must:

         /bullet/ obtain all necessary regulatory approvals
         /bullet/ achieve acceptance in the local market
         /bullet/ adapt its procedures to that state's regulatory requirements and local market conditions, and
         /bullet/ establish internal controls that enable it to conduct operations in several locations.

         While many states do not explicitly regulate PEOs, approximately one-third of the states (including Florida and New Hampshire where the Company conducts business) have laws with respect to licensing or registration requirements for PEOs. Several additional states (including Georgia and Michigan, where the Company conducts business) have considered such regulation. Such laws vary from state to state but generally provide for monitoring the fiscal responsibility of PEOs and specify the employer responsibilities assumed by PEOs. The Company believes that it is in material compliance with all applicable PEO licensing and registration requirements, but PEO licensing and registration requirements create the following risks:

         /bullet/ the Company may not be able to comply with any new or additional regulations which may be imposed upon it in the future
         /bullet/ the Company may not be able to satisfy licensing requirements or other applicable regulations of any particular state in which it is not currently operating
         /bullet/ the Company may not be able to provide the full range of services currently offered in Florida in another state, and /bullet/ the Company may not be able to operate profitably within the regulatory environment of any state in which it does obtain regulatory approval.

         The absence of required licenses would require the Company to restrict the services it offers. In addition, as the Company expands into additional states, the Company may not be able to duplicate in other markets the revenue growth and operating results experienced in its Florida market.

GEOGRAPHIC MARKET CONCENTRATION

         The Company's South Florida market (Dade, Broward and Palm Beach counties) accounted for approximately 47% of the Company's revenues for the year ended December 31, 1997, and approximately 49% of the Company's revenues for the nine months ended September 30, 1998. For the foreseeable future, a significant portion of the Company's revenues will depend on economic conditions prevailing in South Florida. Economic conditions in South Florida may be affected by the strength of Latin American economies and trade and the effects of natural disasters, such as hurricanes and tornadoes.

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ADEQUACY OF RESERVES

         The Company participates in (i) a fully insured health insurance plan in most states, (ii) a minimum premium health insurance plan and a fully insured health insurance plan in Florida, and (iii) a self-insured health insurance program in other states. Third party insurers provide insurance (stop-loss coverage) to the extent claims under such minimum premium and self-insured health insurance plans exceed certain levels. As a result, the Company pays a portion of the medical claims of its worksite employees. In addition, in certain cases the Company provides specialty managed care services on a capitated, risk-bearing basis. If the Company is not successful in managing the severity and frequency of medical claims, the costs incurred by the Company will increase and may have a material adverse effect on the Company's financial condition, results of operations and liquidity. In addition, if an insurer delays or denies the payment of a claim for stop loss coverage, or the amount of stop loss coverage proves to be inadequate, the Company's financial condition, results of operations and liquidity could be materially adversely affected. The Company maintains reserves for medical and behavioral health claims based on periodic reviews of open claims, past claims experience and other factors deemed relevant by management. While the Company believes such reserves are adequate, the Company cannot predict with certainty the ultimate liability associated with open claims, and past claims experience may not be indicative of future results. Accordingly, if estimated reserve amounts prove to be less than the ultimate liability with respect to these claims, the Company's financial condition, results of operations and liquidity could be materially adversely affected.

INCREASES IN HEALTH CARE AND WORKERS' COMPENSATION INSURANCE COSTS

         Health care costs and insurance premiums make up a significant part of the Company's operating expenses. Accordingly, the Company uses managed care procedures in an attempt to control health care costs and the cost of insurance premiums. Laws and regulations relating to health care are subject to change by action of the U.S. Congress, various state legislatures or both. If changes in health care laws or regulations result in an increase in the Company's health care costs, the Company may not be able to immediately incorporate such increases into the fees charged to clients because of its existing contractual arrangements with clients. As a result, any such increases in health care costs could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

         The cost of workers' compensation insurance coverage is also a significant part of the Company's operating expenses. Accordingly, the Company also uses extensive managed care procedures in an attempt to control workers' compensation costs and related insurance premiums. Changes to existing workers' compensation rating systems, which could result in increased insurance premiums, and other increases in workers' compensation costs and related insurance premiums could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

NEED FOR LICENSES AND CERTIFICATIONS

         State and federal authorities extensively regulate the managed health care industry. Some of the Company's arrangements relating to specialty managed care services or the maintenance or operation of health care provider networks require the Company to satisfy operating, licensing or certification requirements. Any further expansion of the range of specialty managed care services offered by the Company is likely to require the Company to satisfy additional licensing and regulatory requirements. The Company may not be able to obtain or maintain all of the required licenses or certifications. The Company's failure to obtain or maintain any required licenses or certifications could have a material adverse effect on the Company's results of operations, financial condition and liquidity.

UNCERTAINTY OF IMPACT OF HEALTH CARE OR WORKERS' COMPENSATION REFORM

         Regulation in the health care and workers' compensation fields continues to evolve, and the Company cannot predict what additional government regulations affecting its business may be adopted in the future. In addition, health care reform and/or specific changes in laws or regulations may

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

         /bullet/ adversely impact demand for the Company's services /bullet/ require the Company to develop new or modified services to meet the demands of the marketplace, or
         /bullet/ require the Company to modify the fees that the Company charges for its services.

         For example, Colorado has enacted health care insurance legislation which has reduced certain cost advantages that the Company can offer to small business clients in that state. Similar legislation is being considered in at least one other state. Although the Company is not in a position to determine the full cost of compliance with Colorado's small business health care legislation, the Company anticipates that such costs will be significant. Such legislation has adversly affected the Company's ability to attract and retain clients in Colorado. The Company cannot currently quantify the impact of such legislation or determine whether it will ultimately be material to the Company's results of operations.

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS

         In the past, the Company's quarterly operating results have fluctuated significantly as a result of a number of factors. These factors include the timing of new contracts and terminations of existing contracts, the effect of employment tax limits and the delivery of health care services. None of these factors can be predicted with any degree of certainty.

DEPENDENCE UPON KEY PERSONNEL

         The Company depends to a substantial extent upon the continuing efforts and abilities of certain key management personnel, including Carlos A. Saladrigas (the Company's Chairman and Chief Executive Officer) and Jose M. Sanchez (the Company's Vice Chairman and Area President--South Florida). The Company does not have employment agreements with any of its executive officers. The loss of services of certain of the Company's executive officers could have a material adverse effect upon the Company's financial condition, results of operations and liquidity.

FINANCIAL CONDITION OF CLIENTS

         The Company is obligated to pay the wages and salaries of its worksite employees regardless of whether the Company's clients pay the Company on a timely basis or at all. The Company's financial condition, results of operations and liquidity could be materially adversely affected if a client experiences financial difficulty or is unable to satisfy its obligations to Vincam for other reasons.

SHORT TERM NATURE OF PEO SERVICES AGREEMENTS

         The Company's standard PEO services agreement is for an initial one-year term, but may be terminated by the Company or the client at any time during the first year by giving 30 days' prior written notice. After the first year, the contract may be terminated by either Vincam or the client by giving written notice at least 30 days before the end of the renewal term or immediately for cause. Client contracts of companies that Vincam has acquired may be terminated with shorter notice, or under different terms, than the Company's standard PEO services agreements. A significant number of client contract terminations could have a material adverse effect on the Company's financial condition, results of operations and liquidity.

RISK OF LOSS OF QUALIFIED STATUS FOR CERTAIN TAX PURPOSES

         Several years ago, the Internal Revenue Service established an Employee Leasing Market Segment Group for the purpose of identifying specific compliance issues prevalent in certain segments of the PEO industry. Approximately 70 PEOs were randomly selected by the IRS for audit under this program. Vincam was not one of the PEOs selected by the IRS for audit under this program. One issue that arose in the course of these audits is whether PEOs should be considered the employers of worksite employees under Internal Revenue Code provisions applicable to employee benefit plans, which would permit PEOs to offer benefit plans that qualify for favorable tax treatment to worksite employees. The Market Segment Group also examined whether client company owners are employees of PEOs under Internal Revenue Code provisions applicable to employee benefit plans. The Company understands that these issues were referred to the IRS National Office, which has not issued any official position statement on any of these questions. The Company cannot predict the timing or nature of the findings of the Market Segment Group.

         If the IRS concludes that PEOs are not employers of worksite employees for purposes of the Internal Revenue Code, the tax qualified status of the Company's 401(k) plan could be revoked and its cafeteria plan may

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

lose its favorable tax status. Worksite employees could not continue to participate in such plans or in certain other employee benefit plans of the Company. In addition, the Company may no longer be able to assume the client company's federal employment tax withholding obligations. If such a conclusion were applied retroactively, then (i) employees' vested account balances would become taxable immediately, (ii) the Company would lose its tax deduction to the extent contributions were not vested, (iii) the plan trust would become a taxable trust and (iv) penalties and additional taxes for prior periods could be assessed. In such a circumstance, the Company would face the risk of client dissatisfaction as well as potential litigation, and its financial condition, results of operations and liquidity could be materially adversely affected. In addition, if the Company is required to report and pay employment taxes for the separate accounts of its clients rather than for its own account as a single employer, the Company would incur increased administrative burdens.

RISK OF MULTIPLE-EMPLOYER PLAN TREATMENT

         The U.S. Department of Labor has issued a few advisory opinions to PEOs advising those PEOs that their health plans covering worksite employees were multiple-employer plans, rather than single employer plans. The Company believes it is a co-employer of worksite employees and, as such, views its group health plan, which also covers worksite employees, to be a single employer plan. If these Department of Labor opinions were applied to the Company's health plan, or to the Company's other employee benefit plans, the Department of Labor could assess penalties against the Company for having incorrectly filed annual reports treating such plan(s) as a single employer plan. The Department of Labor could also assess penalties against the Company's clients for failure to file annual reports. States that have laws governing multiple employer plans also may assess penalties for violations of such laws, including those that mandate certain benefit plan trust funding and reporting requirements. In any such case, the Company would face the risk of client dissatisfaction as well as potential litigation, and its financial condition, results of operations and liquidity would be materially adversely affected.

LIABILITIES FOR CLIENT AND EMPLOYEE ACTIONS

         A number of legal issues with respect to the co-employment arrangements among PEOs, their clients and worksite employees remain unresolved. These issues include who bears the ultimate liability for violations of employment and discrimination laws. The Company's standard client service agreement establishes a contractual division of responsibilities between the Company and each client for various human resource matters, including compliance with and liability under various governmental regulations. However, as a result of the Company's status as a co-employer, the Company may be liable for violations of these or other laws despite these contractual provisions, even if it does not participate in such violations. The Company's client service agreements generally provide that the client is to indemnify the Company for any liability caused by the client's failure to comply with its contractual obligations and the requirements imposed by law. However, the Company may not be able to collect on such a contractual indemnification claim and may then be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be agents of the Company, which could make the Company liable for their actions.

POTENTIAL LEGAL LIABILITY

         The management and administration of the delivery of health care and other services entail inherent risks of liability. In the ordinary course of the Company's business, various claims, suits and complaints relating to the provision of medical care may be filed or made against the Company from time to time. These claims, suits and complaints may include those related to denial of benefits to worksite employees and negligence in credentialing of providers. In addition, as an employer, claims for a wide variety of employment-related matters, such as claims for injuries, wrongful deaths, discrimination, wage and hours violations, may be made against the Company. More specifically, the Company's financial condition and results of operations may be affected by several uncertainties including the conclusions that may be reached by the IRS Market Segment Group and the resolutions of certain legal proceedings that are currently pending against the Company. Each of these uncertainties may have a material adverse effect on the Company's operations or financial condition. For more information about the pending legal proceedings, please refer to the Company's disclosures contained in (i) Item 3 "Legal Proceedings" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A No.1, (ii) Note 13 of the Notes to Consolidated Financial Statements in the 1997 Form 10-K, as amended, and (iii)

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Note 6 of the Notes to Unaudited Consolidated Financial Statements in the
Company's Form 10-Q for the quarterly period ended June 30, 1998. The 1997 Form 10-K, as amended, and the Form 10-Q for the quarterly period ended June 30, 1998, are both incorporated by reference into this prospectus.

RISK OF INADEQUATE INSURANCE

         Although the Company carries professional and general liability insurance, the insurance carried by the Company or its providers may not be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to the Company or such providers in the future on satisfactory terms or at all. If the insurance carried by the Company or its providers is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, the Company's business, financial condition, results of operations and liquidity could be materially adversely affected.

COMPETITION

         The PEO industry is highly fragmented. According to the National Association of Professional Employer Organizations, there are approximately 2,000 PEOs in operation. The Company competes with other PEOs and with single-service and "fee for service" companies such as payroll processing firms, insurance companies and human resource consultants. Many of these companies have limited operations and fewer than 1,000 worksite employees, but there are several industry participants which are comparable in size to the Company. The Company also competes directly with independent local and national entities that offer managed behavioral health or workers' compensation services as well as with insurance carriers and other provider groups that have managed care capabilities. In addition, the Company may encounter substantial competition from new market entrants. Some of the Company's current and future competitors may be significantly larger, have greater name recognition and have greater financial, marketing and other resources than the Company. The Company may not be able to compete effectively against such competitors in the future.

LOSS OF BENEFIT PLANS

         The Company's business depends on maintaining health and workers' compensation insurance plans that cover worksite employees. The Company believes that the terms of its current health and workers' compensation contracts are favorable. While the Company believes that replacement contracts could be secured on competitive terms without causing significant disruption to the Company's business, the Company may be wrong.

CONCENTRATION OF COMMON STOCK OWNERSHIP

         As of September 30, 1998, the executive officers and directors of the Company beneficially owned an aggregate of approximately 5,486,343 of the outstanding shares of common stock of the Company, constituting approximately 35.0% of the outstanding shares of common stock of the Company. As a result, the Company's executive officers and directors are in a position to influence significantly the Company's affairs and operations, including the election of directors.

POTENTIAL VOLATILITY OF STOCK PRICE

         The market price of the Company's common stock could be highly volatile, fluctuating in response to factors such as

         /bullet/ changes in the economy or the financial markets
         /bullet/ variations in the Company's operating results
         /bullet/ the Company's failure to achieve earnings consistent with analysts' estimates
         /bullet/ announcements of new services, acquisitions or market expansions by the Company or its competitors, and /bullet/ developments relating to regulatory or other issues affecting the PEO or managed care industries.

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         In addition, the Nasdaq National Market generally has experienced and will likely continue to experience significant price and volume fluctuations which could adversely affect the market price of the Company's common stock, regardless of the Company's operating performance.

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Vincam common stock in the public market could have an adverse effect on prevailing market prices of the common stock and adversely affect the Company's ability to raise capital at a time and on terms favorable to the Company. After this offering, approximately 9,838,000 shares may be traded on the public market without restriction, while approximately 5,197,000 additional shares of the Company's common stock will be eligible for sale under Rule 144 under the Securities Act of 1933. In addition, certain shareholders will have the right to require the Company to register up to a total of 660,000 additional shares of common stock which are not currently eligible for sale under Rule 144.

ANTI-TAKEOVER EFFECT

         Certain Florida legislation applicable to the Company may deter or frustrate takeovers of the Company. Certain provisions of the Articles of Incorporation and Bylaws of the Company may also deter takeovers of the Company. In addition, the Company is authorized to issue 20,000,000 shares of preferred stock with terms determined by the Board of Directors without a shareholder vote. These terms include voting, dividend or liquidation rights that could be greater than or senior to the rights of common shareholders. The Company could issue preferred stock with greater rights than the common stock as an anti-takeover device. The Company does not currently plan or intend to issue any such preferred stock.

POSSIBLE LACK OF FINANCIAL RESOURCES OF SELLING SHAREHOLDERS

          The selling shareholders may be deemed to be underwriters under the Securities Act of 1933. As underwriters, they may become liable to the purchasers of the shares of Vincam common stock offered and sold under this prospectus under the terms of the Securities Act of 1933 if certain provisions of the Act are not complied with by them. The selling shareholders may not have the financial resources necessary to satisfy any such liability.

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                              SELLING SHAREHOLDERS

         The selling shareholders are Theodore L. Gatsas, the Gatsas Family Limited Partnership, Willard S. Finkle, Jr., and John J. Piscioniere. The Company will not receive any proceeds from the sale of the shares offered and sold by the selling shareholders.

         Michael J. Gatsas and Theodore L. Gatsas each acquired 900,000 shares of Vincam common stock from the Company in exchange for their shares of Staffing Network, Inc. in December 1997. Michael J. Gatsas then contributed 300,000 of his shares to the Gatsas Family Limited Partnership in October 1998. All of these acquisitions of Vincam common stock were exempt from the registration provisions of the Securities Act of 1933.

         Willard S. Finkle, Jr. and John J. Piscioniere each acquired 75,000 shares of Vincam common stock from the Company in exchange for their shares of Corporate Staff Services, Inc. in January 1998. The acquisition of Vincam common stock by Mr. Finkle and Mr. Piscioniere was exempt from the registration provisions of the Securities Act of 1933.

         To the best of the Company's knowledge, the following table sets forth certain information about the selling shareholders as of October 5, 1998. All share numbers in the table have been adjusted to reflect the three-for-two stock split effected by way of a stock dividend, which was declared by the Company on November 6, 1997 and paid on December 10, 1997 to stockholders of record on November 21, 1997. The Company believes that the selling shareholders have sole voting power and investment power over all shares of Vincam common stock listed below, except as otherwise reflected in the footnotes to the table.

                                    SHARES BENEFICIALLY                                        SHARES BENEFICIALLY
                                  OWNED PRIOR TO OFFERING        NUMBER OF SHARES             OWNED AFTER OFFERING(1)
SELLING SHAREHOLDERS             NUMBER             PERCENT        BEING OFFERED               NUMBER       PERCENT
--------------------             ------             -------      ----------------              ------       -------
Gatsas Family Limited
   Partnership (2)               818,100              5.2%             300,000                 518,100        3.3%
Theodore L. Gatsas (2)           900,000              5.8%             300,000                 600,000        3.8%
Willard S. Finkle, Jr. (3)        72,500               *                18,750                  53,750         *
John J. Piscioniere (3)           75,000               *                18,750                  56,250         *

----------
(1) Assumes that all of the shares held by the selling shareholders and being offered under this prospectus are sold, and that the selling shareholders do not acquire or dispose of any other shares of common stock before the completion of this offering.

(2) A total of 510,000 of the shares of common stock which will be owned by the Gatsas Family Limited Partnership and Theodore L. Gatsas after the completion of this offering, plus an additional 90,000 owned by Michael J. Gatsas, may be registered in the future by the Company as a result of certain registration rights granted to Michael J. Gatsas and Theodore L. Gatsas by the Company. A total of 300,000 shares of common stock have already been registered for resale by the Gatsas Family Limited Partnership, and another 300,000 shares of common stock have already been registered for resale by Theodore L. Gatsas. Michael J. Gatsas is the sole member of the limited liability company which is the general partner of the Gatsas Family Limited Partnership. As a result, Michael J. Gatsas has voting and dispositive power over all shares of common stock held by the Gatsas Family Limited Partnership.

         Theodore L. Gatsas, Michael J. Gatsas and the Gatsas Family Limited Partnership did not have any material relationship with Vincam before Vincam's acquisition of Staffing Network, Inc., in December 1997. Michael J. Gatsas and Theodore L. Gatsas are both employed by Vincam/Staffing Network, Inc., a wholly owned subsidiary of the Company.

(3)      A total of 60,000 shares of common stock which will be owned by Willard
S. Finkle, Jr. and John J. Piscioniere after the completion of this offering may be registered in the future by the Company as a result of certain

                                       10


registration rights granted to Mr. Finkle and Mr. Piscioniere by the Company. A total of 23,750 shares of common stock have already been registered for resale by Mr. Finkle, and another 26,250 shares of common stock have already been registered for resale by Mr. Piscioniere.

         Neither Mr. Finkle nor Mr. Piscioniere had any material relationship with Vincam before Vincam's acquisition of Corporate Staff Services, Inc. in January 1998. Mr. Finkle and Mr. Piscioniere both became employees of Vincam in connection with that acquisition.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their Vincam common stock at various times in one or more of the following transactions:

         /bullet/ on the Nasdaq Stock Market
         /bullet/ in the over-the-counter market
         /bullet/ in transactions other than on the Nasdaq Stock Market or the over-the-counter market
         /bullet/ in connection with short sales of Vincam shares
         /bullet/ by pledge to secure debts and other obligations
         /bullet/ in connection with the writing of non-traded and
                  exchange-traded call options
         /bullet/ in hedge transactions
         /bullet/ in settlement of other transactions in standardized or over-the-counter options and
         /bullet/ in a combination of any of the above transactions.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices.

         If a selling shareholder pledges Vincam shares to secure a debt and defaults on that debt, the pledgee in that transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also transfer their shares of Vincam common stock in other ways which do not involve market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration. The recipient of such shares of Vincam common stock would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also sell shares of Vincam common stock under Rule 144 of the Securities Act of 1933 rather than under this prospectus.

         The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling shareholders and any brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" under the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation. See "Risk Factors -- Possible Lack of Financial Resources of Selling Shareholders." The Company has agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933.

         The selling shareholders may decide not to sell any of the shares offered under this prospectus.

                                  LEGAL MATTERS

         Steel Hector & Davis LLP, Miami, Florida, has rendered an opinion as to the validity of the shares of common stock offered under this prospectus.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A No. 1 and (ii) its Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Staffing Network, Inc. at December 31, 1996 and 1995, and for the years then ended, incorporated in this prospectus by reference to the Company's Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

         The financial statements of Staffing Network, Inc. for the year ended December 31, 1994 incorporated in this prospectus by reference to the Company's Amendment No. 1 to the Current Report on Form 8-K dated December 1, 1997 have been so incorporated in reliance, in part, on the report of Howe, Riley & Howe Professional Corporation, given on the authority of said firm as experts in auditing and accounting.

         The report of Plante & Moran, LLP relating to the consolidated financial statements of Amstaff, Inc. for the two year period ended December 31, 1996 incorporated in this prospectus by reference to the Company's 1997 Form 10-K, as amended, have been so incorporated in reliance on the report of Plante & Moran, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting.

         The report of Ehrhardt Keefe Steiner & Hottman PC relating to the consolidated financial statements of Staff Administrators, Inc. for the two year period ended December 31, 1996 incorporated in this prospectus by reference to the Company's 1997 Form 10-K, as amended, have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Vincam files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Vincam files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Vincam's SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and information that we file after the date of filing of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus:

         1. Vincam's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 0-28148).

         2. Vincam's Form 10-K/A No. 1 for the year ended December 31, 1997 (Commission File No. 0-28148).

         3. Vincam's Amendment No. 1 to its Current Report on Form 8-K dated December 1, 1997 (Commission File No. 0-28148).

         4. Vincam's Proxy Statement dated April 22, 1998 (Commission File No. 0-28148).

         5. Vincam's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (Commission File No. 0-28148).

         6. Vincam's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (Commission File No. 0-28148).

         7. Vincam's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (Commission File No. 0-28148).

         8. Vincam's Form 10-Q/A No. 1 for the quarterly period ended September 30, 1998 (Commission File No. 0-28148).

         9. Vincam's Current Report on Form 8-K, dated December 3, 1998 (Commission File No. 0-28148).

        10. The description of the Vincam common stock which is contained in Vincam's Registration Statement filed on Form 8-A, dated April 4, 1996 (Commission File No. 0-28148).

         You may request a copy of these filings (but not the exhibits to the filings, unless the exhibits are specifically incorporated by reference into this prospectus), at no cost, by writing or telephoning Vincam's Investor Relations Department at the following address:

                  The Vincam Group, Inc.
                  Investor Relations Department
                  10200 Sunset Drive
                  Miami, FL 33173
                  Telephone number: (305) 630-1000

         This prospectus is part of a registration statement we filed with the SEC. Any information in this prospectus concerning any documents that are exhibits to the registration statement may not be complete, and you should refer to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC for more information.

         You should rely only on the information or representations provided in this prospectus. Vincam has not authorized anyone to provide you with different or additional information. We are not making an offer of Vincam common stock in any state were the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.

================================================================================

         NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                   ----------

                                TABLE OF CONTENTS

                                              PAGE
                                              ----
The Company...............................      2
Cautionary Note Regarding Forward
    Looking Statements....................      2
Risk Factors..............................      3
Selling Shareholders......................     10
Plan of Distribution .....................     11
Legal Matters.............................     11
Experts...................................     11
Where You Can Find More
    Information...........................     13


                             THE VINCAM GROUP, INC.

                                 637,500 SHARES

                                  COMMON STOCK

                               -------------------

                               P R O S P E C T U S

                               -------------------

                                December 11, 1998

================================================================================